January 16, 2013
Notice to Stockholders of
Columbia Seligman Premium Technology Growth Fund, Inc.
NYSE: STK

Changes to Columbia Seligman Premium Technology Growth Fund’s (the “Fund”) rules-based options strategy to take effect on or about March 18, 2013.

In implementing its investment program, the Fund uses a rules-based options strategy (the “Rules-based Option Strategy”) that seeks to cushion downside volatility and provide current income. The Rules-based Option Strategy is based upon the research of the Fund’s investment manager, Columbia Management Investment Advisers, LLC (the “Investment Manager”), and, as disclosed by the Fund in its prospectus in connection with its initial public offering, the Rules-based Option Strategy may change over time based upon the Fund’s experience and market factors. In this regard, based on the Investment Manager’s recommendation, the Fund’s Board of Directors has approved modifying the Rules-based Option Strategy as described below effective on or about March 18, 2013. The revised Rules-based Option Strategy will seek to provide the Fund with greater investment flexibility in seeking its investment objective.

Background. In addition to the Fund’s holdings in technology and technology-related companies, the Fund seeks to cushion downside volatility and produce current income by writing call options on the NASDAQ 100 Index®, an unmanaged index that includes the largest and most active non-financial domestic and international companies listed on the Nasdaq Stock Market, or its exchange-traded fund equivalent (the “NASDAQ 100”) on a month-to-month basis. In determining the level of call options written on the NASDAQ 100, the Investment Manager uses a Rules-based Option Strategy based on the CBOE NASDAQ-100 Volatility IndexSM (the “VXN Index”). The VXN Index measures the market’s expectation of 30-day volatility implicit in the prices of near-term NASDAQ 100 Index options. The VXN Index, which is quoted in percentage points (e.g., 19.36), is a leading barometer of investor sentiment and market volatility relating to the NASDAQ 100 Index. In general, the Investment Manager intends to write more call options when market volatility, as represented by the VXN Index, is high (and premiums received for writing the option are high), except as described below, and write fewer call options when market volatility, as represented by the VXN Index, is low (and premiums for writing the option are low).

The Fund’s Rules-based Option Strategy with respect to writing call options is as follows:

When the VXN Index is:	Aggregate Notional Amount of Written Call Options as a Percentage of the Fund’s Holdings in Common Stocks
17 or less	25%
Greater than 17, but less than 18	Increase up to 50%
At least 18, but less than 33	50%
At least 33, but less than 34	Increase up to 90%
At least 34, but less than 55	90%
At 55 or greater	0% to 90%

Effective on or about March 18, 2013, the Fund intends to sell NASDAQ 100 call options that are “out-of-the-money” (i.e., the exercise price generally will be above the current level of the NASDAQ 100 when the option is sold) and to close out the position if the Investment Manager believes that a substantial amount of the premium (typically, 70% or more) to be received by the Fund has been captured before exercise, potentially reducing the call position to 0% of total equity until additional calls are written.

The Rules-based Option Strategy approach is based upon the Investment Manager’s research and may change over time based upon the Fund’s experience and market factors.

Notice to Fund Stockholders

Important Disclosures:

The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.

There is no assurance that the Fund will meet its investment objectives. You could lose some or all of your investment. The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value, which may increase your risk of loss. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund. The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.

The Fund’s use of derivatives introduces risks possibly greater than the risks associated with investing directly in the investments underlying the derivatives. A relatively small price movement in an underlying investment may result in a substantial gain or loss.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company, LLC, the Fund’s stockholder service agent, at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.

© 2013 Columbia Management Investment Advisers, LLC. All rights reserved.

225 Franklin Street, Boston, MA 02110

columbiamanagement.com

SL-9922-9 A (1/13)

Not FDIC insured • No bank guarantee • May lose value